CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporations by reference in this Post-Effective Amendment No. 1 to this Registration Statement on Form N-14 (the “Post-Effective Amendment”) of (1) our report dated April 18, 2016, relating to the financial statements and financial highlights of Franklin Insured Tax-Free Income Fund,  which appears in the February 29, 2016 Annual Report to Shareholders of Franklin Tax-Free Trust, and (2) our report dated June 15, 2016,  relating to the financial statements and the financial highlights of Franklin Federal Tax-Free Income Fund, which appears in the April 30, 2016 Annual Report to Shareholders of Franklin Federal Tax-Free Income Fund which is also incorporated by reference into the Post-Effective Amendment.  We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Post-Effective Amendment.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

September 1, 2016